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                                   EXHIBIT 5

                           U.S. ROBOTICS CORPORATION
                         8100 North McCormick Boulevard
                          Skokie, Illinois  60076-2999



                                August 28, 1996



U.S. Robotics Corporation
8100 North McCormick Boulevard
Skokie, Illinois  60076-2999

      RE:    Registration Statement on Form S-8

Ladies and Gentlemen:

      I have acted as counsel to U.S. Robotics Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the sale by the Company of up to 328,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") through the 1996 Stock Option Plan for Israeli Employees (the "Plan"), a subsidiary of the Company.

      In connection with this opinion, I have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. I also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion, including the Plan.

      In connection with this opinion, I have assumed the accuracy and completeness of all documents and records that I have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

      Based upon and subject to the foregoing, it is my opinion that the 328,000 shares of Common Stock covered by the Registration Statement, when issued and sold by the Company and paid for in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed by the Company with respect to the shares of Common Stock issuable pursuant to the Plan and to the reference to me under the caption "Interests of Named Experts and Counsel" in such Registration Statement.





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U.S. Robotics Corporation
August 28, 1996
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      I am admitted to practice law in the State of Illinois and I express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                                          Very truly yours,



                                          George A. Vinyard
                                          Vice President, General Counsel
                                          and Secretary